Exhibit 10.13

Subsidiaries of the Company

Subsidiary	Country of Incorporation

Cypres Enterprises Corp.	Panama

Darien Compania Armadora S.A.	Panama

Marfort Navigation Company Limited	Cyprus

Darrit Shipping Company Inc.	Marshall Islands